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                                                                   EXHIBIT 12(b)

                  AON CORPORATION AND CONSOLIDATED SUBSIDIARIES
                    COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                                                            YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------------------
(millions except ratios)                                           2002     2001     2000      1999     1998
                                                                 -------   ------   -------   ------   -------
Income before provision for income taxes
       and minority interest                                     $   793   $  309   $   854   $  635   $   931

ADD BACK FIXED CHARGES:

       Interest on indebtedness                                      124      127       140      105        87

       Interest credited on investment-type insurance contracts       29       56        71       77        72

       Interest on ESOP                                                -        -         -        1         2

       Portion of rents representative of interest factor             59       57        54       49        51

                                                                 -------   ------   -------   ------   -------
         INCOME AS ADJUSTED                                      $ 1,005   $  549   $ 1,119   $  867   $ 1,143
                                                                 =======   ======   =======   ======   =======


FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

       Interest on indebtedness                                  $   124   $  127   $   140   $  105   $    87

       Preferred stock dividends                                      58       70        70       70        70

                                                                 -------   ------   -------   ------   -------
           INTEREST AND DIVIDENDS                                    182      197       210      175       157

       Interest credited on investment-type insurance contracts       29       56        71       77        72

       Interest on ESOP                                                -        -         -        1         2

       Portion of rents representative of interest factor             59       57        54       49        51

                                                                 -------   ------   -------   ------   -------
           TOTAL FIXED CHARGES AND PREFERRED
           STOCK DIVIDENDS                                       $   270   $  310   $   335   $  302   $   282
                                                                 =======   ======   =======   ======   =======

RATIO OF EARNINGS TO COMBINED FIXED

       CHARGES AND PREFERRED STOCK DIVIDENDS (1)                     3.7      1.8       3.3      2.9       4.1
                                                                 =======   ======   =======   ======   =======

(1) Included in total fixed charges and preferred stock dividends are $54 million year ended December 31, 2002 and $66 million for the years ended December 31, 2001, 2000, 1999 and 1998, of pretax distributions on the 8.205% mandatorily redeemable preferred capital securities which are classified as "minority interest" on the consolidated statements of income.